EXHIBIT 99.1

JOINT FILING AGREEMENT

The undersigned hereby agree that the statement on Schedule 13D with respect to the common stock, par value $0.01 per share, of Alpha Natural Resources, Inc. is, and any amendment thereto signed by each of the undersigned shall be, filed on behalf of each of the undersigned pursuant to, and in accordance with, the provisions of Section 13d-1(k) of the Securities Exchange Act of 1934, as amended, and that all subsequent amendments to this statement on Schedule 13D shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the other, except to the extent that it knows or has reason to believe that such information is inaccurate.

Dated: July 16, 2009

DUQUESNE CAPITAL MANAGEMENT, L. L. C.

By: /s/ Gerald Kerner
      Name: Gerald Kerner
      Title: Managing Director

STANLEY F. DRUCKENMILLER

By: /s/ Gerald Kerner
      Name: Gerald Kerner
      Title: Attorney-In-Fact**

** Power of Attorney given by Mr. Druckenmiller was previously filed with the Securities and Exchange Commission on June 24, 2009 as an exhibit to a statement on Schedule 13G filed by Duquesne Capital Management, L. L. C. and Mr. Druckenmiller with respect to Alpha Natural Resources, Inc.